Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin receives government cash subsidies

News release of December 3, 2009 -- page 1

Zhongpin Receives Government Cash Subsidies

CHANGGE and BEIJING, China, December 3, 2009 /PRNewswire-FirstCall/ -- Zhongpin Inc. (“Zhongpin”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China (“China”), today reported it has received two payments totaling RMB 21.4 million (about $3.1 million) in cash subsidies from the Chinese government.

Zhongpin has recently received a subsidy cash payment of RMB 20 million (about $ 2.9 million) from the Chinese government to help support the development of its new plant in Tianjin. The new plant, which is under construction, will produce chilled and frozen pork and is expected to be completed in the first quarter 2010. When all the construction phases are completed in 2010, the new Tianjin plant will have a total annual capacity of 100,000 metric tons for chilled and frozen pork products.

Zhongpin also recently received a subsidy cash payment of RMB 1.4 million (about $ 204,700) to help support its new premium food oil plant currently under construction in Changge in the Henan province.

China’s policies in 2009 have encouraged meat processing companies to further modernize and improve products and processes. As Zhongpin previously announced, China’s National Development and Reform Commission approved subsidies on 2009 for Zhongpin’s three new pork processing projects, one project in Tianjin and two projects in Changge.

Zhongpin has been an industry leader in modernizing meat production by selecting, integrating, and applying the most modern industrial process engineering, quality assurance, biological validation, cold-chain logistics, and information technology systems. As a result, Zhongpin has the highest level of food quality and safety in every step of its entire process – from farm to fork.

Mr. Xianfu Zhu, Chairman and CEO of Zhongpin, said, “We have embraced and adopted every modern technology available to produce our food products with the highest product quality and safety.

“We were very grateful to receive the RMB 21.4 million subsidies from the Chinese government to help support our expansion, which helps us provide the safest and most-popular protein for China’s citizens.

“I believe the cash subsidies we have received and will receive from the government, not only help us as we expand our business, but also provide a tangible indicator of the respect we have earned with the government and our customers. We have worked very diligently to lead the way, because we believe that our innovation is in the absolute best interests of our customers and our investors.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin receives government cash subsidies

News release of December 3, 2009 -- page 2

“As the meat processing industry consolidates in China, we believe that Zhongpin will thrive as the safest and one of the largest and most profitable suppliers.”

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in the China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes more than 3,000 retail outlets. Zhongpin's export markets include the European Union and Southeast Asia. For more information about Zhongpin, please visit Zhongpin's website at www.zpfood.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as downturns in the Chinese economy, unanticipated changes in product demand, any effect from the A(H1N1) virus on Zhongpin’s market or sales, interruptions in the supply of live pigs and or raw pork, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin’s ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin’s future financial performance and financing ability, changes in regulations, and other risks detailed in Zhongpin's filings with the United States Securities and Exchange Commission.

You are urged to consider these factors carefully in evaluating Zhongpin’s forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin receives government cash subsidies

News release of December 3, 2009 -- page 3

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86-10-8286-1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86-10-8286-1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Mobile +86-139-2337-7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86-139-1141-3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1-212-618-1978 in the USA
kli@christensenir.com

SOURCE Zhongpin Inc.
www.zpfood.com